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                                                                   EXHIBIT 10.11

            O N E(R) APPLICATION DEVELOPMENT AND SUPPORT AGREEMENT

     This O N E Application Development and Support Agreement ("Agreement") is dated as of January 1, 2000, (the "Effective Date") by and between DELUXE Financial Services, Inc. ("Deluxe"), a Minnesota corporation having a place of business at 3680 Victoria Street North, Shoreview, MN 55126 and eFUNDS Corporation ("eFunds"), a Delaware corporation having its principal place of business at 1080 West County Road F, Shoreview, MN 55126.

1.0  PURPOSE.

     This Agreement sets forth the terms and conditions under which Deluxe will provide and support its proprietary O N E (On-line Network Exchange) System for eFunds, such that eFunds products are made available to its financial services customers through any available O N E product configuration.

2.0 DEFINITIONS. Capitalized terms used in this Agreement shall have the meaning given below:

     "Confidential Information" means all proprietary information of a party
     -------------------------
     that such party treats as confidential, including, without limitation, specifications, diagrams, information, data, materials, markets, customers, suppliers, inventions, products, procedures, designs, research and development, business plans, financial projections, organizations, employees or consultants or any other similar aspects of the present or future business of either party. The Confidential Information of Deluxe shall include, without limitation, the O N E System and all information relating thereto.
     "Comm Specs" means the communications specifications for the eFunds
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     Systems.
     "Customers" means the financial services customers of eFunds.
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     "Delivery and Operations Support" means the provision of professional
     ---------------------------------
     services for the O N E System related to installations for Customers and product training, and support of its operations (including first level support) to be provided to eFunds and its Customers. Delivery and Operations Support is described more fully in Exhibit A attached hereto. "Development Support" means the provision of professional services to
     ---------------------
     develop O N E System Enhancements requested by eFunds as described in a particular Service Request. Development Support is described more fully in Exhibit B attached hereto.
     "eFunds Data" means any data or other information submitted by eFunds or
     -------------
     its Customers to the O N E System, or created by eFunds or its Customers as a result of its or their use of the O N E System for the purposes intended by this Agreement.
     "eFunds Interface" means the interface(s) between the eFunds Systems and
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     the Presentation Layer of the O N E System. The eFunds Interface will be defined by and based on the Comm Specs. The particular components of the eFunds Interface are described more fully on Exhibit C attached hereto. "eFunds Systems" means the back-end system proprietary to eFunds which
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     interfaces with the O N E Presentation Layer and any customer specific presentation layer. The particular components of the eFunds Interface are described more fully on Exhibit C attached hereto.
     "Enhancements" means any enhancements, improvements, other modifications to
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     and/or derivative works of the O N E System.
     "Professional Services Agreement" means the Professional Services Agreement
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     by and between Deluxe Corporation and eFunds, effective as of April 1,
     2000, including all amendments thereto.
     "O N E System" means Deluxe's proprietary system known as O N E, including
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     the Presentation Layer and all Enhancements, and any other modifications, improvements and/or derivative works thereof.

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     "Presentation Layer" means that portion of the O N E System that is used by
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     a Customer(s) in order for such Customer to access and use all or any portion of the O N E System. A more detailed description of the currently available forms of the Presentation Layer is contained in Appendix D of Exhibit B (which describes Development Support).
     "Reimbursable Expenses" means costs and expenses reasonably incurred by
     -----------------------
     Deluxe in performing the Delivery and Operations Support and Development Support under this Agreement.
     "Services" means the services provided by Deluxe hereunder in order to
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     provide Delivery and Operations Support and Development Support.
     "Service Request" means a document substantially in the form attached as
     -----------------
     Exhibit D and signed by an authorized representative of both parties, under which Deluxe agrees to perform or have performed for eFunds the specific additional Services described in such Service Request. The fees for a particular Service Request will be agreed to by the parties and stated in such Service Request.

3.0  SCOPE OF WORK.

     3.1    Authorization to Perform Services.
     The Services will be authorized and provided in accordance with the terms of this Agreement, including the Exhibits attached hereto. Also, from time to time during the term of this Agreement the parties may agree to a Service Request(s) for specific additional Services to be provided hereunder.

     3.2    Subcontracting.
     Deluxe may hire subcontractors to perform Services under this Agreement, provided that Deluxe shall remain responsible for the performance of each such subcontractor. Notwithstanding anything to the contrary in this Agreement, eFunds acknowledges and agrees that some of the Development Support it requests hereunder will not be provided directly or indirectly by Deluxe, but rather may be provided by eFunds or its Affiliates (as defined in the IPO and Distribution Agreement between eFunds and Deluxe Corporation dated as of March 31, 2000) and its or their subcontractors pursuant to the Professional Services Agreement, and that Deluxe shall have no liability hereunder for any such Development Services actually provided by eFunds or its Affiliates or its or their subcontractors.

4.0  MANAGEMENT AND CHANGE CONTROL.

     4.1    Committees.
     Deluxe and eFunds shall establish and maintain the Committees set forth below throughout the term of this Agreement.

     4.1.1  Operations Committee.
     The Operations Committee shall consist of the Product Managers and Service Managers of Deluxe and eFunds, and it will be responsible for the parties' day-to-day performance under this Agreement and the continued operation, support, enhancement and maintenance of the O N E System pursuant to this Agreement. In particular, the Operations Committee will be responsible for:

            a. Establish processes for implementing and communicating any changes to the Services, whether eFunds or Deluxe initiated through a Service Request;
            b. Coordinating all proposed changes to the Services and all proposed changes to eFunds Systems (including the Comm Specs) and/or eFunds Interface that may affect the O N E System or the Presentation Layer, which will be implemented and communicated using the change management procedures approved by the Operations Committee.
            c. Reviewing all Enhancements and other changes to the O N E System that directly impact the eFunds Systems and/or eFunds Interface, such as product enhancements, and/or internal technical upgrades or modifications;

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            d.   Documentation of any formal agreement upon changes or
                 Enhancements that directly impact the eFunds Systems and/or eFunds Interface through sign-off procedures established by the committee;
            e. Sign off by the parties for the implementation of business requirements and/or specifications for Enhancements contained in a Service Request, communication of priority and changes to priority of Service Requests;
            f. Shared testing and quality assurance procedures and sign off for Enhancements and other changes to the O N E System that directly impact the eFunds Systems and/or eFunds Interface;
            g. Participation from eFunds on the approval of each individual Presentation Layer (i.e., the O N E for Windows needs may differ from the mainframe needs) that directly impact the eFunds Systems and/or eFunds Interface;
            h. Establishment of notification process for enhancements to the products offered by eFunds through the O N E System;
            i. Other key responsibilities as outlined in the various Exhibits to this Agreement;
            j. If the Operations Committee does not reach agreement on a particular issue, such issue will be escalated to the Management Committee for decision;
            k. Review of price changes and/or other amendments to the Agreement.

Notwithstanding any other provision of this Agreement, eFunds shall not implement any change to the eFunds System or the eFunds Interface or initiate any new product or service that will use the O N E System or the Presentation Layer without first notifying Deluxe and securing Deluxe's agreement thereto, which agreement shall not be unreasonably withheld or delayed. Presentation of such requests shall be made in the first instance to the Operations Committee. Further, the provisions of the Exhibits shall be read in a manner consistent with the provisions of this Section 4.1.1, so that, for instance, Deluxe may make modifications to the O N E System or the Presentation Layer or Enhancements that do not directly impact the eFunds Systems and/or eFunds Interface without observing the procedures prescribed therein or other provisions thereof.

     4.1.2  Management Committee.
     The Management Committee shall consist of advisory members from each party as deemed appropriate. The responsibilities of the Management Committee include the following: 1) ensure sufficient and continued communications between Deluxe and eFunds under this Agreement, 2) attempt to resolve disputes by mutual agreement, with escalation to the Executive Committee as necessary, 3) review and revise Deluxe and eFunds responsibilities, 4) review and act upon performance reports, including service level reports,
     5) review and analyze workload trends and variances from plans, and 6) undertake such other responsibilities as Deluxe and eFunds agree upon from time to time.

     4.1.3  Executive Committee.
     The Executive Committee shall consist of senior-level executives of Deluxe and eFunds with advisory members from each company as deemed appropriate. The responsibilities of the Executive Committee include the following: 1) perform an semi-annual review of eFunds business planning initiatives and expected changes as they relate to the services provided by Deluxe, 2) perform an semi-annual review of Deluxe plans to support the O N E System,
     3) review semi-annual performance evaluation reports, 4) attempt to resolve by mutual agreement any disputes escalated by the Management Committee, and
     5) undertake such other responsibilities as Deluxe and eFunds agree upon from time to time.

     4.2    Reporting
     Deluxe will provide eFunds with such documentation and other information as may be reasonably requested by eFunds from time to time in order to verify that Deluxe's performance of Services is in compliance with the terms and conditions of this Agreement. The content and format of these reports will be recommended by the Management Committee and approved by the Executive

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     Committee, and will be consistent with the service level requirements documented in Exhibits A and B.

     4.3    Meetings
     The Operations Committee will meet on a monthly basis, or as required, to review Deluxe's performance in the prior month regarding, but not limited to, service level goals and attainment, eFunds satisfaction, workload and work effort, and billing. These meetings shall be conducted within fifteen
     (15) business days following the close of the prior month, unless both parties agree to a different schedule. The Management Committee will meet on a quarterly basis, or as required, to review Deluxe's performance in the prior quarter regarding, but not limited to, service level goals and attainment, eFunds' satisfaction, workload and work effort, and billing. These meetings shall be conducted within twenty (20) business days following the close of the prior quarter, unless both parties agree to a different schedule. The Executive Committee will meet on a semi-annual basis, or as required, to review Deluxe's performance in the prior six months regarding, but not limited to, service level goals and attainment, eFunds' satisfaction, workload and work effort, and billing. These meetings shall be conducted within thirty (30) business days following the close of the prior half-year, unless both parties agree to a different schedule.

5.0  COMPENSATION.

     5.1    Services Fees.
     As compensation for all Services provided to eFunds hereunder, eFunds will pay the amounts set forth in the applicable Exhibit.

     5.2    Payment Terms.
     Deluxe shall invoice eFunds for all Services provided in on a quarterly basis in arrears within 30 days of the end of the applicable quarter. In the event eFunds disputes an item billed, eFunds shall, within 60 days of receipt of Deluxe's invoice, notify Deluxe of the item in dispute, specifying eFunds' complaint. eFunds may withhold payment of items in dispute without interest until the dispute is resolved. Each party shall be entitled to offset amounts owing under this Agreement against amounts owing under the Professional Services Agreement, Transition Services Agreement or Processor Agreement by notice to the other party. Payments of amounts owing pursuant to this Agreement, which are not offset against amounts owed by eFunds, as set forth in the preceding sentence, shall be made twice per year on the 30th day of June and 31st day of December.

     5.3    Taxes.
            a. General. Deluxe shall pay all taxes, including any charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, profits, gross receipts, excise, property, license, capital stock, franchise, transfer, sales, use, payroll, withholding, social security, value added or other taxes, and any interest, penalties or additions attributable thereto assessed or levied against Deluxe and its Affiliates (as defined in the IPO and Distribution Agreement) and its or their subcontractors (other than with respect to services performed by eFunds and its Affiliates and its or their subcontractors in connection with the Services) and in respect of the Services performed under this Agreement.

            b. Sales and Use Taxes. All applicable sales or use taxes assessed on the provision of Services shall be paid by eFunds.

6.0  CLIENT RESPONSIBILITIES

     6.1    Access to Systems, Resources and Personnel.
     eFunds will provide Deluxe with timely access to appropriate eFunds personnel and will arrange for Deluxe personnel to have suitable and safe access to Customers' facilities and systems, solely

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     as needed in order for Deluxe to perform its obligations hereunder. Each party agrees to provide the other party's personnel reasonable access to its systems and facilities solely in order for the parties' to perform their obligations hereunder.

     The parties will agree upon the personnel, products and other items, if any, which eFunds will provide or make available to Deluxe in order for Deluxe to provide the Services hereunder. eFunds will assign such personnel and furnish such products and other items to Deluxe and in a timely manner. eFunds will be responsible for the availability and performance of such personnel, products and other items.

     6.2  Approvals and Information.
     eFunds will respond promptly to any Deluxe request to provide direction, information, approvals, authorizations or decisions that are reasonably necessary for Deluxe to perform Services in accordance with the requirements of this Agreement.

7.0  PERFORMANCE STANDARDS

     7.1  Service Level Requirements.
     During the term of this Agreement the Services (which shall not include any Development Support requested by eFunds that is actually provided by eFunds pursuant to the Professional Services Agreement) shall be provided by Deluxe in compliance with the performance standards set forth in the applicable Exhibit. Throughout the term, Deluxe shall use such necessary measurements and available monitoring tools and procedures as may reasonably be required to measure and report Deluxe's performance of such Services against the applicable performance standards. Deluxe shall provide eFunds and eFunds' auditors with information and access to all such tools and procedures upon request for purposes of verification.

8.0  OWNERSHIP AND LICENSES

     8.1  Data.
     All eFunds Data shall be and remain the property of eFunds, and Deluxe shall have the non-exclusive right and license to use, copy, display and distribute such eFunds Data as needed in order to provide the Services hereunder.

     8.2  O N E System.
     DELUXE shall be the sole and exclusive owner of the O N E System and all other software, hardware equipment, data and other materials (including, without limitation, the Presentation Layer and all software, hardware, equipment and other materials, data and information (excluding the eFunds
     Data) that constitute or are included in the O N E System), except that eFunds will own the eFunds Systems and the eFunds Interface. Subject to the foregoing, eFunds hereby assigns and transfers to Deluxe all right, title and interest (including without limitation, all present and future copyrights) that eFunds has or may have in the O N E System (including all Enhancements thereto). eFunds is hereby granted a non-exclusive, non-transferable, limited license to use the O N E System solely as necessary to use, test, provide quality assurance and otherwise test and assist in the preparation of Enhancements to the O N E System, or as is otherwise necessary in order to enable delivery of eFunds products through the ONE System to Customers. Except as otherwise requested or approved by Deluxe, eFunds and its Customers shall cease all use of the O N E System upon any expiration or termination of this Agreement.

     8.3  Customer License.
     Deluxe shall license Customers the use of the necessary portions of the Presentation Layer of the O N E System pursuant to the terms of a license agreement substantially in the form attached hereto as Exhibit D, solely in order for such Customers to access and use the eFunds Systems. Deluxe shall have the option to modify the term of Exhibit D as needed in order to protect its proprietary rights in and to the O N E System. eFunds shall have no right or license hereunder to distribute, sublicense or other provide the O N E System directly to any Customers.

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     8.4  Trademark License.
     Deluxe hereby grants to eFunds a non-exclusive, non-transferable, royalty-free limited license to use the trademark "O N E", U.S. Reg. No. 1,796,150 (the "Mark"), solely in the advertising and promotion of eFunds' products that utilize the O N E System. All use of the Mark by eFunds shall be subject to the prior written approval of Deluxe, and in accordance with the trademark usage standards, specifications and instructions of Deluxe, but in no event beyond the term of this Agreement. Deluxe may inspect and monitor the activities of eFunds to ensure that such use of the Mark is in accordance with such standards, specifications and instructions. eFunds shall acquire no right, title or interest in the Mark other than the foregoing limited license and eFunds shall not use the Mark as part of any eFunds' trade name or permit any third party to do so. eFunds shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to the Mark. Upon termination of this Agreement, eFunds shall cease and desist from use of the Mark in any manner. Deluxe shall be solely responsible for the registration and enforcement of the Mark, and eFunds shall cooperate with Deluxe's reasonable requests for assistance in any such registration or enforcement proceeding, at Deluxe's expense.

9.0  CONFIDENTIALITY

     9.1  General.
     All Confidential Information shall be deemed confidential and proprietary to the party disclosing such information hereunder. Each party may use the Confidential Information of the other party during the term of this Agreement only as permitted or required for the receiving party's performance hereunder. The receiving party shall not disclose or provide any Confidential Information to any third party other than its agents, contractors and consultants performing services in connection with the Services and shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements. The foregoing duty shall survive any termination or expiration of this Agreement.

     9.2  Exclusions.
     The following shall not be considered Confidential Information for purposes of this Section 9: (a) Information which is or becomes in the public domain through no fault or act of the receiving party; (b) Information which was independently developed by the receiving party without the use of or reliance on the disclosing party's Confidential Information; (c) Information which was provided to receiving party by a third party under no duty of confidentiality to the disclosing party; or (d) Information which is required to be disclosed by law with no further obligation of confidentiality, provided, however, prompt prior notice thereof shall be given to the party whose Confidential Information is involved.

10.0 WARRANTIES

     10.1 Limited Warranties. Deluxe warrants that all Services its performs under this Agreement shall be performed in accordance with the provisions of Section 7.1 as applicable and in a professional and workmanlike manner in accordance with accepted standard practice by members of the same profession. Deluxe also warrants to eFunds that the Services to be rendered hereunder by Deluxe will be performed by qualified personnel and that such Services will include reasonable diligent efforts to ensure that no defects occur as a result of such Services. eFunds shall give reasonable notification of any Services which eFunds believes to be deficient. If such Services are found to be defective by Deluxe, then Deluxe's sole obligation and eFunds' sole remedy under this warranty is for Deluxe to use reasonable commercial efforts to remedy such defect. If Deluxe is unable to remedy such defect within a reasonable time period, then eFunds' exclusive remedy and Deluxe's entire liability in contract, tort or otherwise shall be a refund of the amounts paid by eFunds' hereunder for the defective Services. Notwithstanding the

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     foregoing, Deluxe shall have no liability under this Section 10.1 for any
     Services requested by eFunds that are actually performed by eFunds pursuant to the Professional Services Agreement.

     10.2   Disclaimer.
     EXCEPT FOR THE LIMITED WARRANTIES IN SECTION 10.1 ABOVE, DELUXE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES OR THE O N E SYSTEM.

11.0 INDEMNIFICATION

     11.1   Indemnity by eFUNDS
     eFunds shall fully protect, indemnify and hold harmless and defend Deluxe, its subsidiaries, parent, affiliates, directors, officers, agents and employees from and against any and all loss, costs (including reasonable attorney's fees) damages, injury, liability, claims, demands, or causes of action arising out of, incident to, or in connection with any act or omission, negligent or otherwise, of eFunds or its officers, agents or employees in performance of this Agreement, related to (a) claims for personal injury, including death, or property damage, (b) third party claims of infringement of such third party's proprietary rights, including, but not limited to, patent, copyrights or trademarks, or (c) third party claims related to eFunds provision of its products and services (including the eFunds Systems) to Customers and other third parties; provided, however, that eFunds shall have no liability under this Section 11.1 to the extent such loss, cost, damage, injury, liability, claim, demand or action is due to the negligence of Deluxe or Deluxe is obligated to indemnify eFunds pursuant to Section 11.2.

     11.2   Indemnity by Deluxe
     Deluxe shall fully protect, indemnify and hold harmless and defend eFunds for all costs, expenses and damages, including reasonable attorney's fees, associated with any claims and/or suits alleging infringement or misappropriation (together "infringement") of any patent, trademark, copyright, trade secret or violation of any other intellectual property or proprietary rights by reason of the use of the O N E System by eFunds as permitted hereunder. If the use of the O N E System becomes the subject of a claim or threatened action with respect to any such alleged infringement, as Deluxe's sole obligation and eFunds' sole remedy, Deluxe will, at its at sole election and expense, replace the alleged infringing technology or system with a substitute free of the infringement, or shall procure for eFunds' benefit a license or other right to use the same; or shall remove the allegedly infringing technology or system or portion thereof.

     11.3   Indemnification Procedures
     With respect to any third party claims for which a party seeks indemnification under this Section 11, the indemnification procedures set forth in Section 7.01(d)-(f) of the IPO and Distribution Agreement between eFunds and Deluxe Corporation dated as of March 31, 2000 shall apply, and are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. With respect to any claims for indemnification which do not involve a claim by a third party, the procedures set forth in
     Section 14 hereof shall govern the parties' rights and obligations with respect thereto.


12.0 TERM AND TERMINATION

     12.1   Term.
     This Agreement will commence as of the Effective Date, and will terminate as of December 31, 2001.

     12.2   Termination for Cause.
     If either party believes that the other party has failed in any material respect to perform its obligations under this Agreement (including any Exhibit hereto), then that party may provide

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     written notice to the other party's members of the Management Committee describing the alleged failure in reasonable detail. If the alleged failure relates to a failure to pay any sum due and owing under this Agreement, the breaching party shall have three business days after notice of such failure to cure. With respect to all other defaults, if the breaching party does not, within thirty (30) calendar days after receiving such written notice, either (a) cure the material failure or (b) if the breach is not one that can reasonably be cured within thirty (30) calendar days, develop a mutually agreed to plan to cure the failure and diligently proceed according to the plan until the material failure has been cured, then the non-breaching party may terminate this Agreement or the affected Exhibit, in whole or in part, for cause by written notice to the members of the Management Committee of the breaching party. Prior to any termination of this Agreement or a Service Request for cause, the party receiving the initial notice under the preceding sentence will be afforded an opportunity to meet with the Management Committee representatives of the non-breaching party to explain its position.

     12.3   Termination for Bankruptcy.
     Either party shall have the immediate right to terminate this Agreement upon written notice in the event that (a) the other party becomes insolvent, enters into receivership, is the subject of a voluntary or involuntary bankruptcy proceeding, or makes an assignment for the benefit of creditors; or (b) a substantial part of the other party's property is or becomes subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency.

     12.4   Termination Assistance.
     It is the intent of the parties that at the expiration or termination of the scope of Services (other than as a result of termination resulting from a failure to pay any sum due and owing under this Agreement), Deluxe will cooperate with eFunds to assist with the orderly transfer of the Services provided by Deluxe hereunder to eFunds itself or another services provider. Prior to expiration or such termination of the scope of Services, eFunds may request through a Service Request that Deluxe perform and, if so requested, Deluxe shall perform (except in the event of a termination due to a failure by eFunds to pay any amounts due and payable under this Agreement when due) services in connection with migrating the work of eFunds to eFunds itself or another services provider. The parties shall develop a mutually acceptable Services transition plan, and Deluxe shall provide Services hereunder as provided in such plan.

     12.5   Other Rights and Obligations on Termination.
     Upon termination of this Agreement for any reason, the parties shall have the following rights and obligations:

     (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable; and

     (b) The parties' respective rights and obligation under Sections 5, 7, 8, 9, 10, 11, 12.4, 12.5, 13, 14 and 15 hereof shall survive such termination of this Agreement.

     (c) The parties agree that, subject to the above provisions of Section 12.5(a), and without prejudice to any other remedies at law or in equity that either party may have in respect of any breach of this Agreement, neither party shall be entitled to or claim that it is entitled to any compensation or like payment as a result of or arising out of any termination in accordance with this Section 12, whether claimed as loss of good will, lost profits, lost investments, or otherwise.

13.0 LIMITATION OF LIABILITY

     In no event will either party be liable to the other party any lost profits, loss of business, loss of use, lost savings or other consequential, special, incidental, indirect, exemplary, punitive or other similar damages, even if such party has been advised of the possibility of such damages.

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14.0 LAW AND DISPUTES

     14.1   Governing Law.
     This Agreement will be governed by the laws of the State of Minnesota, without regard to its choice of law provisions.

     14.2   Guiding Principals On Dispute Handling
     eFunds and Deluxe agree to utilize all reasonable efforts to resolve any dispute, whether arising during the term of the Agreement or at any time after the expiration or termination of this Agreement, which touches upon the validity, construction, meaning, performance or effect of this Agreement or the rights and liabilities of the parties, promptly and in an amiable manner by negotiations between the parties.

     14.3   Problem Escalation Procedures
     Either party may refer any dispute to the Management Committee. The Management Committee shall meet as soon as is reasonably possible after a dispute is referred to it, giving due regard to the nature and impact of the issue under consideration.

     If a dispute cannot be resolved by the Management Committee within a time period that is satisfactory to the party raising the issue under consideration, the Management Committee may refer the dispute to the Executive Committee. The Executive Committee shall meet as soon as is reasonably possible after a dispute is referred to it, giving due regard to the nature and impact of the issue under consideration.

     If a dispute cannot be resolved by the Executive Committee within a time period that is satisfactory to the party raising the issue under consideration, the Executive Committee may refer the dispute to the Chief Executive Officer of Deluxe and the Chief Executive Officer of eFunds. The Chief Executive Officers shall meet as soon as is reasonably possible after a dispute is referred to it, giving due regard to the nature and impact of the issue under consideration.

     If a dispute cannot be resolved by the Chief Executive Officers within a time period that is satisfactory to the party raising the issue under consideration, the Chief Executive Officers may submit the dispute for arbitration as provided in Section 14.4.

     14.4   Arbitration
     The parties stipulate and agree that if they are unable to resolve any controversy arising under this Agreement then such controversy shall be submitted at the election of either party to mandatory and binding arbitration in lieu of litigation and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction in the State of Minnesota. Such arbitration shall be held in Minneapolis, Minnesota and shall be conducted in accordance with the Commercial Rules of the American Arbitration Association ("AAA"). Every matter in the controversy shall be settled by a single arbitrator reasonably acceptable to the parties, unless the parties agree upon a panel of three arbitrators. If the parties are unable to agree upon the single arbitrator within 30 days of the commencement of the arbitration with the AAA, the AAA may designate an arbitrator to hear the dispute. If a panel of three arbitrators is agreed upon by the parties, each party shall select O N E arbitrator and the third to be agreed upon jointly. However, if the parties are unable to agree upon the third arbitrator within five (5) days after request of arbitration, either party may request the appointment of an arbitrator by the AAA. In the event court action is required to enforce this Agreement to arbitrate, the parties hereby consent to the exclusive jurisdiction of the courts of Minnesota. This Section shall be interpreted, construed and governed by and in accordance with the rules of the AAA.

     Both parties shall continue performing their respective obligations and responsibilities under this Agreement while any dispute is being resolved in accordance with this Section 14.4, unless and

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

     until such obligations are terminated or expire in accordance with the provisions of this Agreement.

     14.5 Limitation of Actions.
     No proceeding, regardless of form, arising out of or related to this Agreement may be brought by either party more than two (2) years after the accrual of the cause of action, except that (a) proceedings related to violation of a party's proprietary rights or any duty to protect Confidential Information may be brought at any time within the applicable statute of limitations, and (b) proceedings for non-payment may be brought up to two (2) years after the date the last payment was due.

15.0 General

     15.1 Notices.
     Any notice or other communication required or permitted to be made or given by either party pursuant to the Contract Documents will be in writing, in English, and will be deemed to have been duly given: (i) five (5) business days after the date of mailing if sent by registered or certified U.S. mail, postage prepaid, with return receipt requested; (ii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of such facsimile is promptly sent by another means specified in this Section; or (iii) when delivered if delivered personally or sent by express courier service. All notices will be sent to the other party at its address as set forth below or at such other address as such party will have specified in a notice given in accordance with this Section:

          ----------------------------------------------------------------------
          In the case of DELUXE:                With a copy to:
          ----------------------------------------------------------------------
          Deluxe Financial Services, Inc.       Deluxe Financial Services, Inc.
          3680 Victoria Street North            3660 Victoria Street North
          Shoreview, Minnesota 55126            Shoreview, Minnesota 55126
          Attn: Ron Eilers                      Attn:  Legal Department
          Fax: (651)481-4477                    Fax: (651)787-2749
          ----------------------------------------------------------------------
          In the case of eFUNDS:                With a copy to:
          ----------------------------------------------------------------------
          eFunds Corporation                    EFunds Corporation
          1080 W County Road F                  1080 W County Road F
          Shoreview, MN 55126                   Shoreview, MN 55126
          Attn: Debra Janssen                   Attn: Legal Department
          Fax: (651)787-2749                    Fax: (651)787-2749
          ----------------------------------------------------------------------

     15.2   Reasonable Behavior.
     Each party will act in good faith in the performance of its respective responsibilities under this Agreement and will not unreasonably delay, condition or withhold the giving of any consent, decision or approval that is either requested or reasonably required by the other party in order to perform its responsibilities under this Agreement.

     15.3   Assignment.
     Neither party may assign or otherwise transfer this Agreement or any of the rights that they grant without the prior written consent of the other party. Any purported assignment in violation of the preceding sentence will be void and of no effect. This Agreement will be binding upon the parties' respective successors and permitted assigns.

     15.4   Integration.
     This Agreement (including all Exhibits attached hereto which are incorporated herein by reference) constitutes the entire agreement between the parties, and supersede all other prior or contemporaneous communications between the parties (whether written or oral) relating to the subject matter of this Agreement. This Agreement (including all Exhibits attached hereto) may be

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                                       10
     modified or amended solely in a writing signed by both parties. Any terms and conditions varying from this Agreement on any purchase order or other written notification from either party are void.

     15.5   Severability.
     The provisions of this Agreement shall be deemed severable, and the unenforceability of any O N E or more provisions shall not affect the enforceability of any other provisions. In addition, if any provision of this Agreement, for any reason, is declared to be unenforceable, the parties shall substitute an enforceable provision that, to the maximum extent possible in accordance with applicable law, preserves the original intentions and economic positions of the parties.

     15.6   Order Of Precedence.
     In the event of any conflict between or among the provisions contained in this Agreement, the following order of precedence will govern: (a) Service Requests, (b) Exhibits to the Agreement other than Service Requests; (c) this Agreement, exclusive of its Exhibits.

     15.7   No Waiver.
     No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of such right, power or remedy, and no waiver will be effective unless it is in writing and signed by the waiving party. If either party waives any right, power or remedy, such waiver will not waive any successive or other right, power or remedy the party may have under this Agreement.

     15.8   Force Majeure.
     Neither party shall be liable for any losses arising out of the delay or interruption of its performance of obligations (other than payment obligations) under the Agreement due to any act of God, act of governmental authority, act of public enemy, or due to war, riot, flood, civil commotion, insurrection, severe weather conditions, or any other cause beyond the reasonable control of the party delayed (a "Force Majeure Event"). Upon the occurrence of a Force Majeure Event, the non-performing party shall be excused from any further performance or observance of the affected obligation(s) for so long as such circumstances prevail and such party uses commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any party so delayed in its performance will immediately notify the other by telephone or by the most timely means otherwise available (to be confirmed in writing within two (2) business days of the inception of such delay) and describe in reasonable detail the circumstances causing such delay.

Each party has caused its authorized representative to execute this Agreement as of the Effective Date.

eFunds Corporation                             Deluxe Financial Services, Inc.




By:________________________________            By:______________________________



Name: _____________________________            Name: ___________________________



Title: ____________________________            Title: __________________________



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